                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               ZMAX CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

[ZMAX CORPORATION LOGO

                                ZMAX CORPORATION
                            20251 Century Boulevard
                           Germantown, Maryland 20874

                                                                  April 20, 2000

Dear Stockholder:

     We are pleased to invite you to attend our Annual Meeting of Stockholders. This year it will be held on Thursday, May 25, 2000, at 10:00 a.m., local time, at the Company's office at 20251 Century Boulevard, Germantown, Maryland 20874. The primary business of the meeting will be to elect directors, approve the proposed amendment to the Company's Certificate of Incorporation to change the name of the Company to "WidePoint Corporation" and ratify the selection of independent accountants.

     A Notice of the Annual Meeting and the Proxy Statement follow. You will also find enclosed a proxy card. We invite you to attend the meeting in person, but if this is not feasible, we think it advisable for you to be represented by proxy. Therefore, if you cannot attend the meeting, we urge you to sign the enclosed proxy card and mail it promptly in the return-addressed, postage-prepaid envelope provided for your convenience.

     Since the approval of the proposal to change our Company's name to "WidePoint Corporation" will require the affirmative vote of a majority of all the outstanding shares of our Company's Common Stock, rather than just a majority of the shares present in person or by proxy at the Annual Meeting, we wish to strongly emphasize to you the importance of making sure your shares are voted at the Annual Meeting either in person or by returning your completed and signed proxy card to us.

                                          Sincerely,

                                          /s/ Michael C. Higgins
                                          Michael C. Higgins
                                          President and Chief Executive Officer

                                ZMAX CORPORATION
                            20251 Century Boulevard
                           Germantown, Maryland 20874

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     Notice is hereby given that the Annual Meeting of Stockholders of ZMAX Corporation, a Delaware corporation ("ZMAX" or the "Company"), will be held at the Company's office at 20251 Century Boulevard, Germantown, Maryland 20874 on Thursday, May 25, 2000, at 10:00 a.m., local time, for the following purposes:

          1. To elect one person as a Class III director of the Company to serve for a three-year period until the Annual Meeting of Stockholders in the year 2003;

          2. To approve a proposed amendment to the Company's Certificate of Incorporation to change the name of the Company to WidePoint Corporation; and

          3. To ratify the selection of Arthur Andersen LLP as the independent accountants for the Company for the current fiscal year; and

          4. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 13, 2000 are entitled to notice of, and to vote at, the Annual Meeting.

                                          By order of the Board of Directors,

                                          /s/ James T. McCubbin
                                          James T. McCubbin
                                          Secretary

April 20, 2000

                             YOUR VOTE IS IMPORTANT

     Please date, sign and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes.

     Mail the proxy to us in the enclosed envelope, which requires no postage if mailed in the United States.

     The giving of the proxy does not affect your right to vote in person should you attend the meeting.

                                ZMAX CORPORATION
                            20251 Century Boulevard
                           Germantown, Maryland 20874

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ZMAX Corporation, a Delaware corporation ("ZMAX" or the "Company"), of proxies of stockholders to be voted at the Annual Meeting of Stockholders to be held at the Company's office at 20251 Century Boulevard, Germantown, Maryland 20874 at 10:00 a.m., local time, on Thursday, May 25, 2000, and any and all adjournments thereof.

     Any stockholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving notice to the Secretary of the Company.

     This Proxy Statement and the accompanying proxy are being mailed or given to stockholders of the Company on or about April 20, 2000.

                               VOTING SECURITIES

     As of April 13, 2000, a total of 12,984,913 shares of common stock of the Company, par value $.001 per share ("Common Stock"), which is the only class of voting securities of the Company, were issued and outstanding. All holders of record of the Common Stock as of the close of business on April 13, 2000, are entitled to one vote for each share held at the Annual Meeting, or any adjournment thereof, upon the matters listed in the Notice of Annual Meeting. Cumulative voting is not permitted.

     Shares of Common Stock represented by proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the nominee for director listed herein (or his substitute in the event such nominee is unavailable for election); (2) FOR the approval of the proposed amendment to the Company's Certificate of Incorporation to change the name of the Company to WidePoint Corporation; (3) FOR the ratification of the selection of Arthur Andersen LLP as the independent accountants for the Company for the current fiscal year; and (4) in their discretion, with respect to such other business as may properly come before the meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

     The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers, regular employees or other agents of the Company in person or by telephone.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

     The Company's Board of Directors is classified into the following three classes of directors, with approximately one-third of the directors serving in each such class of directors and with one class of directors being elected at each annual meeting of stockholders of the Company to serve for a term of three years or until their successors are elected and take office as provided below:

CLASS III -- TERM EXPIRES AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     James Ritter

CLASS I -- TERM EXPIRES AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS

     Michael C. Higgins
     Melvin A. ("Mac") McCubbin
     G.W. Norman Wareham

CLASS II -- TERM EXPIRES AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     Steve L. Komar
     James T. McCubbin

     The Bylaws of the Company provide that the Board of Directors will determine the number of directors to serve on the Board. The Company's Board of Directors presently consists of seven members. Six of the seven members of the Company's Board of Directors are identified above. The Board is currently seeking an additional candidate to replace a vacancy of a Class III directorship on the Board created by the retirement of Francis Schultz from the Board upon the expiration of his term as a Class III director at the Annual Meeting. Mr. Schultz, the President of Eclipse Information Systems, Inc. ("Eclipse"), a wholly-owned subsidiary of the Company, was previously appointed in February 1999 by the Board of Directors to fill the vacancy of a Class III directorship on the Board which was created by the retirement of Ted Fine in November 1998. James Ritter was appointed in December 1, 1999 by the Board of Directors to fill the vacancy of a Class III directorship on the Board which was created by the retirement of Edward Yourdan in November 1998.

     Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the person named below who currently is a director of the Company. The Company does not contemplate that the person named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion. The following table sets forth information regarding the nominees:

                                                  POSITION WITH            BECAME
                      NAME                         THE COMPANY     AGE    DIRECTOR
                      ----                        -------------    ---    --------
James Ritter....................................    Director       55       1999

     James Ritter has served as a Director of the Company since December 1, 1999. Mr. Ritter is the Corporate Headquarters Chief Information Officer for Lockheed Martin Corporation and has served in that position since 1995. Mr. Ritter has been employed at Lockheed Martin Corporation for over 32 years in various positions involving high level IT strategic planning and implementation, e-commerce development, integrated financial systems, and large-scale distributed systems.

     MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEE AS A DIRECTOR OF THE COMPANY.

     There is no family relationship between the nominee and any officer or director of the Company. Melvin A. McCubbin, the Chairman of the Board of Directors of the Company, is the father of James T. McCubbin, a director and Vice President, Chief Financial Officer, Secretary and Treasurer of the Company.

     The Board of Directors has an Audit and Finance Committee, which conducted four meetings during 1999 and presently consists of Steve L. Komar, G.W. Norman Wareham and James Ritter. The Audit and Finance Committee is responsible for meeting with the Company's independent accountants to review the proposed scope of the annual audit of the Company's books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to the Board of Directors with respect thereto. The Board of Directors also has a Compensation Committee, which conducted four meetings during 1999, presently consists of G.W. Norman Wareham, Steve L. Komar and Melvin A. McCubbin, and is responsible for advising the Board on matters relating to the compensation of officers and key employees and certain of the Company's employee benefit plans. The Board of Directors also has a Nominating Committee, which conducted one meeting during 1999, presently consists of Steve L. Komar, G.W. Norman Wareham, James Ritter and Melvin A. McCubbin and is responsible for advising the Board on matters relating to the identification of nominees to the Board of Directors. The Board of Directors met four times during 1999. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and committee(s) on which he served while he was a director and committee member during 1999.

                        COMPENSATION AND RELATED MATTERS

     The following Summary Compensation Table sets forth the annual salary (column c) and bonus (column d) paid and options granted (column g) during each of the past three years to the Company's Chief Executive Officer and the other executive officers of the Company whose annual salary and bonus in 1999 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                          -------------------------------------
                          ANNUAL COMPENSATION                                      AWARDS               PAYOUTS
-----------------------------------------------------------------------   -------------------------     -------
             (A)                (B)                            (E)              (F)                       (H)
                                         (C)       (D)     OTHER ANNUAL     RESTRICTED        (G)        LTIP
                                       SALARY     BONUS    COMPENSATION   STOCK AWARD(S)    OPTIONS     PAYOUTS
 NAME AND PRINCIPAL POSITION    YEAR     ($)       ($)        ($)(1)             $          (#)(2)        ($)
 ---------------------------    ----   -------   -------   ------------   ---------------   -------     -------
Michael C. Higgins............  1999   214,327   118,750         -0-            -0-         200,000       -0-
    President & Chief           1998   177,885       -0-         -0-            -0-             -0-       -0-
    Executive Officer           1997   147,115       -0-         -0-            -0-         337,500(3)    -0-
Joseph Yeh....................  1999   156,327    55,000         -0-            -0-          75,000       -0-
    Senior Vice President --    1998   136,875       -0-         -0-            -0-             -0-       -0-
    Technology of CSI(4)        1997    86,770       -0-      38,230            -0-         225,000(5)    -0-
James McCubbin................  1999   126,596    58,000         -0-            -0-         150,000       -0-
    Vice President & Chief      1998    84,944       -0-         -0-            -0-         150,000       -0-
    Financial Officer(6)        1997    49,039       -0-         -0-            -0-             -0-       -0-
Francis Schultz...............  1999   165,278   122,038         -0-            -0-          20,000       -0-
    Vice President(7)           1998     7,083       -0-         -0-            -0-         250,000(8)    -0-
                                1997       -0-       -0-         -0-            -0-             -0-       -0-

---------------
(1) Does not report the approximate cost to the Company of an automobile allowance furnished to Mr. Higgins and Mr. Schultz, which amount does not exceed the lesser of either $50,000 or 10% of the total of his annual salary and bonuses for 1999.

(2) Reports the number of shares underlying options granted during each of the respective years.

(3) The above-reported option for 1997 reflects the amendment on March 13, 1998, of the stock option previously granted on April 17, 1997, to Mr. Higgins to purchase 450,000 shares of Common Stock at an exercise price of $14.31 per share, which amendment decreased the number of shares underlying such option by 25% from 450,000 shares to 337,500 shares and reduced the exercise price of such option to $5.75 per share, being the fair market value of the Common Stock on that date.

(4) Mr. Yeh served as a consultant to the Company from September 1996 through March 1997, at which time he became an employee of CSI.

(5) The above-reported option for 1997 reflects the amendment on March 13, 1998, of the stock option previously granted on April 17, 1997, to Mr. Yeh to purchase 300,000 shares of Common Stock at an exercise price of $14.31 per share, which amendment decreased the number of shares underlying such option by 25% from 300,000 shares to 225,000 shares and reduced the exercise price of such option to $5.75 per share, being the fair market value of the Common Stock on that date. This amendment to Mr. Yeh's option further provided that the portion of such option which was previously exercisable as to 100,000 shares would no longer be exercisable until from and after January 1, 1999.

(6) Mr. McCubbin was employed as Controller of CSI through August 1998. After August 1998, Mr. McCubbin became the Chief Financial Officer of the Company.

(7) Mr. Schultz became a Vice President of the Company in December 1998 upon the acquisition of Eclipse. Mr. Schultz also serves as the President of Eclipse.

(8) The above-reported option was granted to Mr. Schultz as part of his employment package at the time of the acquisition of Eclipse, a company formerly owned by Mr. Schultz and others.

     The following Option Grants Table sets forth, for each of the named executive officers, information regarding individual grants of options granted in 1999 and their potential realizable value. Information regarding individual option grants includes the number of options granted, the percentage of total grants to employees represented by each grant, the per-share exercise price and the expiration date. The potential realizable value of the options are based on assumed annual 0%, 5% and 10% rates of stock price appreciation over the term of the option.

                              OPTION GRANTS TABLE

                               INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE VALUE AT
-------------------------------------------------------------------------------       ASSUMED ANNUAL RATES OF
                                         % OF TOTAL                                STOCK PRICE APPRECIATION FOR
                             OPTIONS   OPTIONS GRANTED   EXERCISE                         OPTION TERM(4)
                             GRANTED   TO EMPLOYEES IN     PRICE     EXPIRATION   -------------------------------
           NAME              (#)(1)    FISCAL YEAR(2)    ($/SH)(3)      DATE       0%       5%($)        10%($)
           ----              -------   ---------------   ---------   ----------   -----   ----------   ----------
Michael C. Higgins.........  200,000         20%           $2.45      6/15/09       $0     $308,000     $780,000
Joseph Yeh.................   75,000          8%            2.45      6/15/09        0      115,500      292,500
James McCubbin.............  150,000         15%            2.45      6/15/09        0      231,000      585,000
Francis Schultz............   20,000          2%            2.06      12/1/09        0       26,000       65,600

---------------
(1) The reported options were granted by the Company to the named executive officers under the Company's 1997 Stock Option Plan and become exercisable upon the achievement by the executive officer of certain annual performance criteria set each year by the Compensation Committee of the Company's Board of Directors.

(2) Based on options for a total of 987,000 shares granted to all employees in 1999.

(3) The exercise price is equal to the fair market value on the date of grant of the option.

(4) The potential realizable values shown in the columns are net of the option exercise price. These amounts assume annual compounded rates of stock price appreciation of 0%, 5%, and 10% from the date of grant to the option expiration date, a term of ten years. These rates have been set by the U.S. Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Company's Common Stock. Actual gains, if any, on stock option exercises are dependent on several factors including the future performance of the Company's Common Stock, overall stock market conditions, and the optionee's continued employment through the vesting period. The amounts reflected in this table may not actually be realized.

     The following Option Exercises and Year-End Value Table is set forth herein because sets forth, for each of the named executive officers, information regarding the number and value of unexercised options at December 31, 1999. No options were exercised by such persons during 1999.

       AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

           (A)                    (B)             (C)                  (D)                          (E)
                                                              NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT FY-END           IN-THE-MONEY OPTIONS
                               NUMBER OF                             (#)(1)                     AT FY-END($)
                            SHARES ACQUIRED      VALUE      -------------------------   ----------------------------
           NAME               ON EXERCISE     REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(2)
           ----             ---------------   -----------   -------------------------   ----------------------------
Michael C. Higgins........        -0-             -0-           205,000/332,500(3)                 $0/$0
Joseph Yeh................        -0-             -0-           170,000/130,000(4)                 $0/$0
James McCubbin............        -0-             -0-            95,000/205,000(5)                 $0/$0
Francis Schultz...........        -0-             -0-            45,000/225,000(6)                 $0/$0

---------------
(1) The reported options were granted by the Company to the named executive officer.

(2) Market value of underlying shares at December 31, 1999, minus the exercise price.

(3) The above-reported options entitle Mr. Higgins to purchase from the Company
    (i) 337,500 shares at a price of $5.75 per share through April 17, 2007 under an option granted on April 17, 1997, of which 205,000 shares are currently exercisable, and (ii) 200,000 shares at a price of $2.45 per share through June 15, 2009 under an option granted on June 15, 1999, of which no shares are currently exercisable.

    The remaining portions of such options will become exercisable in the event Mr. Higgins achieves certain performance criteria set by the committee which administers the Company's 1997 Incentive Stock Plan.

(4) The above-reported options entitle Mr. Yeh to purchase from the Company (i) 225,000 shares at a price of $5.75 per share through April 17, 2007 under an option granted on April 17, 1997, of which 170,000 shares are currently exercisable, and (ii) 75,000 shares at a price of $2.45 per share through June 15, 2009 under an option granted on June 15, 1999, of which no shares are currently exercisable. The remaining portions of such options will become exercisable in the event Mr. Yeh achieves certain performance criteria set by the committee which administers the Company's 1997 Incentive Stock Plan.

(5) The above-reported options entitle Mr. McCubbin to purchase from the Company
    (i) 125,000 shares at a price of $6.00 per share through March 12, 2008 under an option granted on March 12, 1998, of which 95,000 shares are currently exercisable, (ii) 25,000 shares at a price of $2.69 per share through October 1, 2008 under an option granted on October 1, 1998, of which no shares are currently exercisable, and (iii) 200,000 shares at a price of $2.45 per share through June 15, 2009 under an option granted on June 15, 1999, of which no shares are currently exercisable. The remaining portions of such options will become exercisable in the event Mr. McCubbin achieves certain performance criteria set by the committee which administers the Company's 1997 Incentive Stock Plan.

(6) The above-reported options entitle Mr. Schultz to purchase from the Company
    (i) 250,000 shares at a price of $3.69 per share through December 14, 2008 under an option granted on December 14, 1998, of which 45,000 shares are currently exercisable, and (ii) 20,000 shares at a price of $2.06 per share through December 1, 2009 under an option granted on December 1, 1999, of which no shares are currently exercisable. The remaining portions of such options will become exercisable in the event Mr. Schultz achieves certain performance criteria set by the committee which administers the Company's 1997 Incentive Stock Plan.

     No Long-Term Incentive Plan Awards Table is set forth herein because no long-term incentive plan awards were made to the above-named executive officers during 1999.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

     On September 1, 1999, the Company entered into new employment agreements with each of Michael C. Higgins and James T. McCubbin for Mr. Higgins to continue to serve as President and Chief Executive Officer of the Company and for Mr. McCubbin to continue to serve as the Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. These agreements provide that Mr. Higgins' base salary was to be $225,000 for 1999 and Mr. McCubbin's base salary was to be $140,000 for 1999, with each executive's salary to be thereafter determined by the Company's Compensation Committee. The agreements each provide for a bonus to be paid to the executive of up to 100% of his base salary upon the achievement of performance criteria including gross revenue and earnings targets, which criteria will be adjusted each year by the Compensation Committee. If the performance goals are not met or if the executive is no longer employed by the Company (unless for cause), the bonus may be paid at the discretion of the Compensation Committee. Each agreement is for a term of four years ending on September 1, 2003, and is terminable by the executive upon 60 days notice to the Company and by the Company on notice to the executive. Each agreement contains non-competition, non-solicitation and non-disclosure provisions restricting the executive from employment with any competing business, soliciting or diverting Company employees and customers to a competing business or disclosing the Company's proprietary information to third parties during the term of the agreement. Each agreement also contains a provision under which the executive has agreed to refrain from competing with the Company or soliciting its employees for a period of 12 months after the termination of his employment with the Company in consideration for the payment by the Company to the executive of an amount in cash equal to his base salary and cash bonus received for the one-year period immediately preceding the date of his termination, with such cash amount to be paid to the executive in 12 equal monthly installment payments as of the first day of each month during the 12-month period immediately following the date of termination of his employment.

     On December 14, 1998, the Company entered into an employment agreement with Francis Schultz in connection with the Company's acquisition of Eclipse, which employment agreement was amended by the parties on December 14, 1999, to provide for a base salary of $140,000 per annum and bonus compensation of 50% of his base salary upon the achievement of certain performance criteria by the Company.

     On June 18, 1997, CSI entered into an employment agreement with Joseph Yeh as CSI's Senior Vice President -- Technology. This agreement replaced Mr. Yeh's prior consulting agreement with the Company. The employment agreement was for a three year term and expired on January 1, 2000, and is terminable by the Company only for cause (as defined). The agreement provided that Mr. Yeh's base salary was to be $156,327 for 1999. The agreement provided for a bonus of up to 100% of base salary upon the achievement of performance criteria including gross revenue and earnings targets, which criteria will be adjusted each year by the Compensation Committee. If the performance goals are not met or if Mr. Yeh is no longer employed by the Company (unless for cause), the bonus may be paid at the discretion of the Compensation Committee. The agreement contains non-competition, non-solicitation and non-disclosure provisions restricting the executive from employment with any competing business, soliciting or diverting Company employees and customers to a competing business or disclosing the Company's proprietary information to third parties during the term of the agreement and for up to two years thereafter.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee consists entirely of non-employee directors and determines the compensation paid to the Chief Executive Officer and the other executive officers and consultants of the Company. The Compensation Committee believes that for the Company to be successful long-term and for it to increase stockholder value it must be able to hire, retain, adequately compensate and financially motivate talented and ambitious executives. The Compensation Committee attempts to reward executives for both individual achievement and overall Company success.

     Executive compensation is made up of three components:

     Base Salary. An executive's base salary is initially determined by considering the executive's level of responsibility, prior experience and compensation history. Published salaries of executives in similar positions at other companies of comparable size (sales and/or number of employees) is also considered in establishing base salary.

     Stock Options. In 1997, the Company adopted the 1997 Incentive Stock Plan to provide stock option awards to certain executives of the Company and its subsidiaries. The Compensation Committee believes that the granting of stock options is directly linked to increased executive commitment and motivation and to the long-term success of the Company. The Compensation Committee awards stock options to certain executives of the Company and its subsidiaries. The Compensation Committee uses both subjective appraisals of the executive's performance and the Company's performance and financial success during the previous year to determine option grants.

     Bonus. The Company has also implemented an executive bonus program for certain of its executives. Such bonuses are based, in part, on the Company's financial performance during the previous fiscal year including achievement of gross revenue and net income targets. In addition, objective individual measures of performance compared to the individual's business unit profit performance may be considered. A subjective rating of the executive's personal performance may also be considered. Bonuses may be paid in cash or Company Common Stock or a combination of cash and Company Common Stock. Bonuses are typically linked to a percentage of base salary.

     The Compensation Committee recommended to the Board of Directors and the Board of Directors approved a compensation package for the Company's President and Chief Executive Officer, Michael Higgins, and the Company's Vice President and Chief Financial Officer, James McCubbin, that included a base salary of approximately $225,000 in 1999 for Mr. Higgins and approximately $140,000 in 1999 for Mr. McCubbin, and annual increases plus a bonus of up to 100% of the base salary. Receipt of the bonus is subject to the Company's achievement of certain performance criteria, including gross revenue and net income targets. If the performance criteria are not achieved or the executive is no longer employed by the Company (other than for cause termination), a bonus may be awarded at the discretion of the Compensation Committee. As of December 14, 1999, the Compensation Committee approved a compensation package for Frank Schultz, a Vice President of the Company and the President of Eclipse. This package includes a base salary of $140,000 for 2000, and bonus of up to 50% of base salary, subject to the achievement of certain performance criteria.

     In determining the 1999 compensation packages for these executive officers, the Compensation Committee considered that Mr. Higgins was a founder of the Company, the experience and compensation history of each individual and compensation packages awarded to similar executives of other similarly situated start-up companies, to the extent such information could be learned. The Compensation Committee also relied on competitive industry statistics and other industry comparison data. The Compensation Committee ensured that the incentive bonus compensation is only paid if the performance targets are met and the Company is in a sound financial position.

     Exceptions to the general principles stated above are made when the Compensation Committee deems them appropriate and in the best interests of stockholders. The Compensation Committee regularly considers other forms of compensation and modifications of its present policies, and will make changes as it deems appropriate. The competitive opportunities to which the Company's executives are exposed frequently come from private companies or divisions of large companies, for which published compensation data is often unavailable and, therefore, the Compensation Committee's information about such opportunities is often anecdotal.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000 per year unless certain requirements are met. The Company does not anticipate that any employee will exceed such $1,000,000 cap in the near future but will consider whether any necessary adjustments are appropriate if it becomes likely that any executive officer's compensation may exceed the $1,000,000 limit.

                                          Compensation Committee

                                          Steve L. Komar
                                          G.W. Norman Wareham
                                          Melvin A. McCubbin

     The foregoing Compensation Committee report shall not be deemed to be filed with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934 (the "1934 Act"), nor shall such report be deemed to be incorporated by reference in any past or subsequent filing by the Company under the 1934 Act or the Securities Act of 1933, as amended (the "1933 Act").

STOCK OPTIONS

     1997 Stock Incentive Plan. In May 1997, the Board of Directors adopted, and in December 1997 the stockholders of the Company approved, the Company's 1997 Stock Incentive Plan (the "Incentive Plan"), which provides for the award of a variety of equity-based incentives, including stock awards, stock options, stock appreciation rights, phantom shares, performance unit appreciation rights and dividend equivalents (collectively, "Stock Incentives"). The Incentive Plan is administered by a committee, which is presently comprised of Steve L. Komar, G.W. Norman Wareham and Melvin A. McCubbin, and provides for the grant of Stock Incentives to officers, key employees and consultants of the Company to purchase up to an aggregate of 3,000,000 shares of Common Stock at not less than 100% of fair market value on the date granted. The vesting and exercisability of any Stock Incentives granted under the Incentive Plan is subject to the determination of and criteria set by the committee. As of April 13, 2000, options to purchase a total of 2,261,500 shares of Common Stock under the Incentive Plan, at prices ranging from $2.06 to $6.13 per share, were outstanding, of which options to purchase 770,800 shares were presently exercisable.

     1997 Directors Formula Stock Option Plan. In May 1997, the Board of Directors adopted, and in December 1997 the stockholders of the Company approved, the Company's 1997 Directors Formula Stock Option Plan (the "Director Plan"). Other than Messrs. Komar, Wareham and McCubbin, directors of the Company who are not employed by the Company and who do not perform services for the Company are eligible to receive options under the Director Plan. The Director Plan is administered by a committee which presently consists of Michael Higgins and Melvin A. McCubbin. Options become exercisable when vested and expire ten years after the date of grant, subject to such shorter period as may be provided in the agreement. A total of 140,000 shares of Common Stock are reserved for possible issuance upon the exercise of options under the Director Plan.

     On December 1, 1999, a stock option to purchase 12,000 shares of Common Stock was granted under the terms of the Director Plan to an eligible director. The exercise price of that option was $2.06 per share. The option vests immediately as to 8,000 shares of Common Stock and vests in an additional 2,000 shares after the completion of the first year of continued service to the Company and an additional 2,000 shares after the completion of the second year of continued service to the Company.

     On December 10, 1998, the Board of Directors amended the Director Plan to allow for grants of stock options to non-employee directors with vesting schedules as may be determined by the committee which administers the Director Plan. On December 10, 1998, options for 10,000 shares of Common Stock were granted to each of Messrs. Komar and Wareham in recognition of their exemplary service to the Company. These options vested immediately with respect to all the shares underlying the options.

     As of April 13, 2000, options to purchase a total of 68,000 shares of Common Stock had been granted under the Director Plan, at prices ranging from $2.06 to $14.06 per share, of which options to purchase 62,000 shares were vested and presently exercisable.

OTHER DIRECTOR OPTIONS

     On March 24, 1998, a non-qualified stock option to purchase 6,000 shares of Company Common Stock was granted to each of Ted Fine, Steve L. Komar, G.W. Norman Wareham and Ed Yourdan. The exercise price of each of these options was $7.66 per share, being the fair market value of the Common Stock on the date of grant, with 2,000 shares vesting immediately at that time and with the remaining 4,000 shares vesting at the rate of 2,000 shares for each year of service thereafter by each such director. As a result of the retirement of each of Messrs. Fine and Yourdan in November 1998, they had until November 1999 to exercise these options to purchase 4,000 shares each at the exercise price of $7.66 per share. Such options expired in November 1999 without being exercised by either person.

     On November 1, 1998, Melvin A. McCubbin was granted an option under the Incentive Plan as a consultant to the Company to purchase 100,000 shares of Common Stock at an exercise price of $2.94 per share, being the market price of the Common Stock on the date of grant, with 25% of the shares underlying that option vesting immediately upon grant and the balance of the shares vesting one year from the date of grant.

DIRECTORS' FEES

     Directors who are not officers or employees of the Company receive an annual fee of $12,000.

OTHER INFORMATION

     On November 1, 1998, the Company terminated its consulting agreement with Michel Berty, a director of the Company, and MBY, Inc., a company wholly-owned by Michel Berty, for management consulting services. Under the terms of that consulting agreement, the Company paid to Mr. Berty and MBY, Inc. a termination fee of $20,000 per month for the twelve-month period ending October 30, 1999.

     On January 1,, 1998, the Company entered into a consulting agreement with Melvin A. McCubbin for financial and managerial consulting services on a month-to-month basis for a consulting fee of $4,000 per month plus reimbursement of out-of-pocket expenses. This consulting agreement may be terminated at any time upon 30 days notice.

     All of the Company's consulting agreements with its consultants are terminable by the Company on notice and contain non-competition, non-solicitation and non-disclosure provisions restricting the consultant from engaging in any similar services for any competing business, soliciting or diverting Company employees and clients to any competing business, or disclosing the Company's intellectual property to third parties during the term of the agreement and for two years thereafter.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned as of April 13, 2000 by: (i) each person known by the Company to be the beneficial owner of 5% or more of such class of securities, (ii) each director and nominee for director of the Company and (iii) all directors, nominees and officers of the Company as a group.

                                                                 NUMBER OF        PERCENT OF
                                                                 SHARES OF        OUTSTANDING
          DIRECTORS, NOMINEES AND 5% STOCKHOLDERS             COMMON STOCK(1)   COMMON STOCK(1)
          ---------------------------------------             ---------------   ---------------
Michael C. Higgins(2).......................................     1,717,000           12.4%
Michael S. Cannon(3)........................................     1,200,000            8.7%
Steve L. Komar(4)...........................................        28,000            0.2%
G.W. Norman Wareham(5)......................................        28,000            0.2%
Melvin A. McCubbin(6).......................................       110,000            0.8%
James T. McCubbin(7)........................................        95,000            0.7%
Francis T. Schultz(8).......................................       803,505            5.8%
James M. Ritter(9)..........................................         9,500            0.1%
All directors, nominees and officers as a group (7
  persons)(10)..............................................     2,791,005           20.0%

---------------
 (1) Assumes in the case of each stockholder listed in the above list that all presently exercisable warrants or options held by such stockholder were fully exercised by such stockholder, without the exercise of any warrants or options held by any other stockholders.

 (2) Includes (i) a stock option granted on March 13, 1998, to Mr. Higgins under the Incentive Plan to purchase 205,000 shares of stock at $5.75 and excludes 132,500 still remaining under the original grant of 337,500 shares of Common Stock at $5.75 per share, which option is not presently exercisable and (ii) a stock option granted on June 15, 1999, to Mr. Higgins under the Incentive Plan to purchase 200,000 shares of Common Stock at $2.45 per share, which option is not presently exercisable. These options will become exercisable in an amount and to the extent that the Company achieves certain performance criteria as set annually by the committee which administers the Incentive Plan.

 (3) The address of Mr. Cannon is 142 Brightmoor Court, Henderson, Nevada 89014.

 (4) Includes (i) 12,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $14.06 per share until May 20, 2007, pursuant to a stock option granted to him on May 20, 1997 under the Director Plan, (ii) 6,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $7.66 per share until March 24, 2008, pursuant to a stock option granted to him on March 24, 1998 under the Director Plan, and (iii) 10,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $3.97 per share until December 10, 2008, pursuant to a stock option granted to him on December 10, 1998 under the Director Plan.

 (5) Includes (i) 12,000 shares of Common Stock that may be purchased by Mr. Wareham from the Company at a price of $14.06 per share until May 20, 2007, pursuant to a stock option granted to him on May 20, 1997 under the Director Plan, (ii) 6,000 shares of Common Stock that may be purchased by Mr. Wareham from the Company at a price of $7.66 per share until March 24, 2008, pursuant to a stock option granted to him on March 24, 1998 under the Director Plan, and (iii) 10,000 shares of Common Stock that may be purchased by Mr. Wareham from the Company at a price of $3.97 per share until

December 10, 2008, pursuant to a stock option granted to him on December 10, 1998 under the Director Plan.

 (6) Includes (i) 10,000 shares of Common Stock that may be purchased by Melvin
     A. McCubbin from the Company at a price of $5.28 per share until May 5, 2008, pursuant to a stock option granted to him on May 5, 1998 under the Director Plan, and (ii) 100,00 shares of Common Stock that may be purchased by Mr. McCubbin from the Company at a price of $2.94 per share until November 1, 2008, pursuant to a stock option granted to him on November 1, 1998 under the Incentive Plan. Does not include 2,000 shares of Common Stock that my be purchased by Mr. McCubbin from the Company at a price of $5.28 per share until May 5, 2008, pursuant to the stock option granted to him on May 5, 1998, with such shares vesting on May 5, 2000.

 (7) Includes (i) 95,000 shares of Common Stock that may be purchased by James McCubbin from the Company at a price of $6.00 per share until March 12, 2008, pursuant to a stock option granted to him on March 12, 1998 under the Incentive Plan. Does not include (i) 30,000 shares of Common Stock that may be purchased by James McCubbin from the Company at a price of $6.00 per share pursuant to a stock option granted to him on March 12, 1998, and (ii) 25,000 shares of Common Stock that may be purchased by James McCubbin from the Company at a price of $2.69 per share until October 1, 2008, pursuant to the stock option granted to him on October 1, 1998, with such shares vesting on October 1, 2005 or by the earlier vesting by the compensation committee, and (iii) 150,000 shares of Common Stock that may be purchased by James McCubbin from the Company at a price of $2.45 per share until June 15, 2009, pursuant to the stock granted to him on June 15, 1999, with such shares vesting on June 15, 2006 or by the earlier vesting by the compensation committee.

 (8) Includes (i) 758,505 shares of stock related to the purchase of Eclipse of which 52,800 shares have no restrictions, and the remaining shares of 705,705 restricted per an employment agreement, and (ii) 45,000 shares of Common Stock that may be purchased by Mr. Schultz from the Company at a price of $3.69 per share until December 14, 2008 pursuant to a stock option granted to him on December 14, 1998. Does not include (i) 205,000 shares that may be purchased by Mr. Schultz from the Company at a price of $3.69 per share until December 14, 2008, pursuant to the stock option grant to him on December 14, 1998, with such shares vesting on December 14, 2005 or the earlier vesting by the compensation committee, and (ii) 20,000 shares that may be purchased by Mr. Schultz from the Company at a price of $2.06 per share until December 1, 2009, pursuant to the stock option grant to him on December 1, 1999, with such shares vesting on December 1, 2006 or the earlier vesting by the compensation committee.

 (9) Includes (i) 1,500 shares of Common Stock owned directly by Mr. Ritter and
     (ii) 8,000 shares of Common Stock that may be purchased by Mr. Ritter from the Company at a price of $2.06 per share until December 1, 2009, pursuant to a stock option granted to him on December 1, 1999 under the Director Plan. Does not include (i) 4,000 shares of Common Stock that may be purchased by Mr. Ritter from the Company at a price of $2.06 until December 1, 2009 pursuant to a stock option granted to him on December 1, 1999, with such shares vesting 2,000 shares on December 1, 2000 and the remaining 2,000 shares on December 1, 2001.

(10) Includes the shares referred to as included in notes (2), (4), (5), (6),
     (7) (8) and (9) above. Does not include the shares referred to as not included in notes (2), (4), (5), (6), (7) (8) and (9) above.

                            STOCK PERFORMANCE CHART

     The following chart compares the cumulative total stockholder return for the Common Stock of the Company (and its predecessors) with the NASDAQ Stock market (U.S.) Index and the NASDAQ Computer & Data Processing Industry Index since December 31, 1993.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG ZMAX CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
               AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX**
[LINE GRAPH]

                                                    ZMAX CORPORATION           NASDAQ (U.S.) INDEX          NASDAQ C&DP INDEX
                                                    ----------------           -------------------          -----------------
1994                                                     100.00                      100.00                      100.00
1995                                                       6.00                      141.00                      152.00
1996                                                      41.00                      174.00                      188.00
1997                                                      17.00                      213.00                      231.00
1998                                                       9.00                      300.00                      412.00
1999                                                       5.00                      542.00                      871.00

---------------
Assumes $100 invested on December 31, 1993.

* Total return assumes reinvestment of dividends and based on market capitalization.

** Fiscal year ending December 31.

     The foregoing Stock Performance Chart shall not be deemed to be filed with the Securities and Exchange Commission for purposes of the 1934 Act, nor shall such material be deemed to be incorporated by reference in any past or subsequent filing by the Company under the 1934 Act or the 1933 Act.

       PROPOSAL TWO -- CHANGE OF CORPORATE NAME TO WIDEPOINT CORPORATION

     The Company's Board of Directors has unanimously approved, and recommends that shareholders approve, an amendment to Article First of the Company's Certificate of Incorporation changing the Company's name from ZMAX Corporation to "WidePoint Corporation." Approval of the proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

     The Company was originally incorporated under Nevada law on April 24, 1986 under the name Pandora, Inc. for the purpose of acquiring other companies. Pandora amended it Articles of Incorporation to change its name to Oryx Gold Corporation in connection with a reorganization in which Oryx acquired 100% ownership of American Oil and Gas Corporation. Oryx intended to develop the mining claims and other interests acquired in that transaction and, on August 16, 1995, changed its name to Mediterranean Oil Corporation to more accurately reflect the nature of its then current business. However, the Company did not subsequently pursue that line of business. On August 9, 1996, the Company changed its name to ZMAX Corporation and commenced its activities in the technology industry through the acquisition of Century Services, Inc. ("CSI"), a Maryland corporation which was then owned by Michael Higgins and Michael Cannon and engaged in the business of providing millennium services. The Company changed the state of its incorporation from Nevada to Delaware on November 3, 1997. As a result of the Company's completion of its former millennium business, its subsequent acquisition of additional IT consulting companies, and its new emphasis on enterprise-wide solutions focused on e-business applications, the Company's Board of Directors believes that the proposed new name for the Company of "WidePoint Corporation" better identifies and reflects the Company's engagement in the IT consulting industry.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME FROM ZMAX CORPORATION TO WIDEPOINT CORPORATION.

                   PROPOSAL THREE -- INDEPENDENT ACCOUNTANTS

     The Company's Board of Directors has appointed the accounting firm of Arthur Andersen LLP to serve as the Company's independent accountants for the current fiscal year ending December 31, 2000. The firm has served in that capacity for the Company's past four fiscal years. A resolution will be presented at the Annual Meeting to ratify the appointment by the Company's Board of Directors of Arthur Andersen LLP to serve as the Company's independent public accountants for the current fiscal year. A majority vote is required for ratification. A representative of Arthur Andersen LLP will be present at the Annual Meeting to answer any questions concerning the Company's financial statements and to make a statement if he desires to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF AUDITORS.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Statements of Changes of Beneficial Ownership of Securities on Form 4 are required to be filed by the tenth day of the month following the month during which the change in beneficial ownership of securities occurred. The Company believes that all reports of securities ownership and changes in such ownership required to be filed during 1999 were timely filed except that the Company inadvertently did not file a Form 3 (reporting the ownership of no shares of Common Stock) on behalf of James Ritter within ten days after he was appointed as a member of the Board of Directors on December 1, 1999. The Form 3 was filed on April 11, 2000.

                           2001 STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2001 Annual Meeting, which presently is expected to be held in May 2001, must be received by the Secretary of the Company, 20251 Century Boulevard, Germantown, Maryland 20874, no later than December 15, 2000, in order for them to be considered for inclusion in the 2001 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year's Annual Meeting, but not desiring to have such proposal included in next year's proxy statement relating to that meeting, should submit such proposal to the Company by February 28, 2001 (i.e., at least 45 days prior to the expected date of the mailing of the proxy statement). Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

                                 OTHER MATTERS

     Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.

                                          By Order of the Board of Directors

                                          ZMAX CORPORATION

                                          /s/ James T. McCubbin
                                          James T. McCubbin
                                          Secretary

April 20, 2000

                                ZMAX CORPORATION
                             20251 CENTURY BOULEVARD
                           GERMANTOWN, MARYLAND 20874

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
       MEETING OF STOCKHOLDERS OF ZMAX CORPORATION, A DELAWARE CORPORATION (THE
P     "COMPANY"), ON MAY 25, 2000, 10:00 A.M., LOCAL TIME.
R
O             The undersigned appoints Michael C. Higgins and James T. McCubbin,
X      and each of them, a proxy of the undersigned, with full power of
Y substitution, to vote all shares of Common Stock, par value $.001 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 25, 2000, or at any adjournment thereof, with all powers the undersigned would have if personally present.

    PLEASE MARK
/X/ YOUR VOTES AS
    INDICATED IN
    THIS EXAMPLE

-------------------------------------------------------------------------------
     THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE FOLLOWING PROPOSALS:
-------------------------------------------------------------------------------

                                                                  WITHHOLD
                                                                  AUTHORITY
                                                               TO VOTE FOR THE
                                                               NOMINEE LISTED
                                                                   BELOW

1. To Elect Director FOR the nominee listed below    / /            / /
   (except as marked to the contrary)


JAMES RITTER

(INSTRUCTION: TO WITHHOLD AUTHORITY FOR THE NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

-------------------------------------------------------------------------------
                                                   FOR    AGAINST    ABSTAIN
2. Proposal to amend the Certificate of            / /     / /        / /
   Incorporation to change the name of the
   Company to WidePoint Corporation

                                                   FOR    AGAINST    ABSTAIN
3. Proposal to ratify the selection of Arthur      / /     / /        / /
   Andersen LLP as the independent accountants for the Company for the current fiscal year.

                                                   FOR    AGAINST    ABSTAIN
4. In their discretion, the Proxies are            / /     / /        / /
   authorized to vote upon such other business as properly may come before the meeting.



                                    Sign exactly as your name appears hereon.
                                    When signing in a representative or
                                    fiduciary capacity, indicate title.  If
                                    shares are held jointly, each holder
                                    should sign.


                                    DATE:_____________________________, 2000

                                    ________________________________________


                                    ________________________________________

                                    Signature of Stockholder(s)


                                    THE SHARES WILL BE VOTED AS DIRECTED
                                    ABOVE, AND WITH RESPECT TO OTHER MATTERS
                                    OF BUSINESS PROPERLY BEFORE THE MEETING
                                    AS THE PROXIES SHALL DECIDE. IF NO
                                    DIRECTION IS MADE, THIS PROXY WILL BE
                                    VOTED FOR PROPOSALS 1, 2 AND 3